                                                                       EXHIBIT 3

        COMBINED FINANCIAL STATEMENTS OF NEWMONT MINING CORPORATION AND
                  SUBSIDIARIES EXCLUDING NEWMONT GOLD COMPANY

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Newmont Mining Corporation:

         We have audited the accompanying combined balance sheets of Newmont Mining Corporation (a Delaware corporation) and subsidiaries excluding Newmont Gold Company (see Note 1) as of December 31, 1993 and 1992, and the related statements of combined operations, and combined cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of Newmont's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Newmont Mining Corporation and subsidiaries excluding Newmont Gold Company as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

         As discussed in Note 4 to the combined financial statements, effective January 1, 1993, the method of accounting for income taxes was changed. In addition, as discussed in Note 8 to the combined financial statements, effective January 1, 1992, the method of accounting for postretirement benefits other than pensions was changed.

                                                           ARTHUR ANDERSEN & CO.



Denver, Colorado,
March 30, 1994

                                                                       EXHIBIT 3

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

                            COMBINED BALANCE SHEETS




                                                               AT DECEMBER 31,
                                                            --------------------
                                                              1993        1992
                                                            ---------   --------
                                                                (IN THOUSANDS)
Assets
 Cash and cash equivalents  . . . . . . . . . . . . . . .   $  69,361    $290,473
 Short-term investments . . . . . . . . . . . . . . . . .      18,709      18,015
 Other  . . . . . . . . . . . . . . . . . . . . . . . . .       5,666      11,077
                                                            ---------    --------
   Current assets . . . . . . . . . . . . . . . . . . . .      93,736     319,565
 Asset held for sale  . . . . . . . . . . . . . . . . . .        --        37,371
 Property, plant and mine development, net  . . . . . . .      99,070      66,928
 Long-term inventories  . . . . . . . . . . . . . . . . .      23,806          --
 Other  . . . . . . . . . . . . . . . . . . . . . . . . .     107,501      83,813
                                                            ---------    --------
     Total assets . . . . . . . . . . . . . . . . . . . .   $ 324,113    $507,677
                                                            =========    ========

Liabilities and Combined Deficit
 Short-term debt  . . . . . . . . . . . . . . . . . . . .   $  15,739    $ 10,941
 Current portion of long-term debt  . . . . . . . . . . .        --        88,689
 Advances from related party  . . . . . . . . . . . . . .     159,573     198,050
 Other  . . . . . . . . . . . . . . . . . . . . . . . . .      34,038      62,040
 Deferred revenue . . . . . . . . . . . . . . . . . . . .        --        23,508
                                                            ---------    --------
   Current liabilities  . . . . . . . . . . . . . . . . .     209,350     383,228
 Long-term debt . . . . . . . . . . . . . . . . . . . . .     192,000     177,000
 Reclamation liabilities  . . . . . . . . . . . . . . . .      55,951      40,577
 Other  . . . . . . . . . . . . . . . . . . . . . . . . .      69,587      64,520
 Deferred income taxes  . . . . . . . . . . . . . . . . .          --      44,052
                                                            ---------    --------
   Total liabilities  . . . . . . . . . . . . . . . . . .     526,888     709,377
 Combined deficit . . . . . . . . . . . . . . . . . . . .    (202,775)   (201,700)
                                                            ---------    --------
     Total liabilities and combined deficit . . . . . . .   $ 324,113    $507,677
                                                            =========    ========

              The accompanying notes are an integral part of these
                         combined financial statements.

                                                                       EXHIBIT 3


                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

                       STATEMENTS OF COMBINED OPERATIONS


                                                                       YEARS ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                 1993         1992         1991
                                                                 ----         ----         ----
                                                                         (IN THOUSANDS)
Sales and other income
 Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . $  32,693     $ 66,764    $ 50,021
 Dividends, interest and other  . . . . . . . . . . . . . .    19,643       18,241      24,822
 Gain on disposition of securities  . . . . . . . . . . . .    29,607           --      36,107
                                                             --------      -------    --------
                                                               81,943       85,005     110,950
                                                             --------      -------    --------
Costs and expenses
  Costs applicable to sales . . . . . . . . . . . . . . . .    (6,887)      (8,676)     (2,310)
  Depreciation, depletion and amortization  . . . . . . . .    (2,831)      (2,015)     (1,715)
  Exploration and research  . . . . . . . . . . . . . . . .   (42,633)     (37,335)    (36,023)
  General and administrative  . . . . . . . . . . . . . . .   (24,577)     (22,048)    (16,585)
  Third party interest  . . . . . . . . . . . . . . . . . .   (20,894)     (16,960)    (13,021)
  Capitalized interest  . . . . . . . . . . . . . . . . . .     8,500        2,405          --
  Related party interest  . . . . . . . . . . . . . . . . .    (5,326)      (7,382)     (7,302)
  Other . . . . . . . . . . . . . . . . . . . . . . . . . .   (10,458)         (20)    (46,229)
                                                             --------      -------    --------
                                                             (105,106)     (92,031)   (123,185)
Equity in income (loss) of affiliated companies . . . . . .     5,001       (2,821)         --
Minority interest in loss of subsidiaries . . . . . . . . .       339          439          --
                                                             --------      -------    --------
Income (loss) before income taxes and
  cumulative effect of changes in accounting
  principles  . . . . . . . . . . . . . . . . . . . . . . .   (17,823)      (9,408)    (12,235)
Income tax benefit (provision)  . . . . . . . . . . . . . .    10,827       20,634      (6,934)
                                                             --------      -------    --------
Income (loss) before cumulative effect of
  changes in accounting principles  . . . . . . . . . . . .    (6,996)      11,226     (19,169)
Cumulative effect of changes in accounting
  principles, net of income tax benefit of
  $5,962 in 1992  . . . . . . . . . . . . . . . . . . . . .    35,805       (5,216)         --
                                                             --------      -------    --------
Net income (loss) . . . . . . . . . . . . . . . . . . . . .    28,809        6,010     (19,169)
Preferred stock dividends . . . . . . . . . . . . . . . . .   (15,910)      (1,747)         --
                                                             --------      -------    --------
Income (loss) after preferred dividends . . . . . . . . . .  $ 12,899      $ 4,263    $(19,169)
                                                             ========      =======    ========

              The accompanying notes are an integral part of these
                         combined financial statements.

                                                                       EXHIBIT 3

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

                       STATEMENTS OF COMBINED CASH FLOWS

                                                                         YEARS ENDED
                                                                         DECEMBER 31,
                                                                         ------------
                                                                 1993         1992        1991
                                                                 ----         ----        ----
                                                                         (IN THOUSANDS)
Operating activities
  Net income (loss) . . . . . . . . . . . . . . . . . . . .   $28,809     $  6,010   $ (19,169)
                                                            ---------     --------   ---------
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
      Depreciation, depletion and amortization  . . . . . .     2,831        2,015       1,715
      Deferred taxes  . . . . . . . . . . . . . . . . . . .   (49,706)     (25,640)      5,341

      Gain on disposition of securities . . . . . . . . . .   (29,607)          --     (36,107)

      Debt repayment at less than monetized amount  . . . .   (23,508)     (26,039)    (20,944)

      Increase in operating assets  . . . . . . . . . . . .   (18,157)     (23,845)       (853)

      Increase (decrease) in operating liabilities  . . . .   (27,937)       5,700     (12,683)

      Other operating . . . . . . . . . . . . . . . . . . .    (7,206)          37        (220)
                                                            ---------     --------   ---------
      Total adjustments . . . . . . . . . . . . . . . . . .  (153,290)     (67,772)    (63,751)
                                                            ---------     --------   ---------
  Net cash used in operating activities . . . . . . . . . .  (124,481)     (61,762)    (82,920)
                                                            ---------     --------   ---------
Investing activities
  Net proceeds from sales of securities and short-term
    investments . . . . . . . . . . . . . . . . . . . . . .    88,189       18,264      16,897
  Purchase of short-term investments  . . . . . . . . . . .   (16,845)     (19,664)    (13,861)

  Additions to property, plant and mine development . . . .   (34,974)     (45,304)         --

  Other . . . . . . . . . . . . . . . . . . . . . . . . . .     9,270        2,984      12,922
                                                            ---------     --------   ---------
Net cash provided by (used in) investing activities . . . .    45,640      (43,720)     15,958
                                                            ---------     --------   ---------
Financing activities
  Short-term borrowings . . . . . . . . . . . . . . . . . .     4,798           28       2,618
  Advances from (repayments to) related party, net  . . . .   (38,477)      34,976      81,539

  Proceeds from long-term borrowings  . . . . . . . . . . .    15,000      177,000          --
  Repayments of long-term borrowings  . . . . . . . . . . .   (88,689)     (86,157)    (91,314)

  Proceeds from exercise of stock options . . . . . . . . .    23,070       13,488       3,185
  Proceeds from issuance of preferred stock . . . . . . . .        --      279,811          --
  Dividends paid on common equity . . . . . . . . . . . . .   (41,019)     (40,816)    (40,621)

  Dividends paid on preferred stock . . . . . . . . . . . .   (16,954)          --          --
                                                            ---------     --------   ---------
Net cash provided by (used in) financing activities . . . .  (142,271)     378,330     (44,593)
                                                            ---------     --------   ---------
Net increase (decrease) in cash and cash equivalents  . . .  (221,112)     272,848    (111,555)

Cash and cash equivalents at beginning of year  . . . . . .   290,473       17,625     129,180
                                                            ---------     --------   ---------
Cash and cash equivalents at end of year  . . . . . . . . . $  69,361     $290,473   $  17,625
                                                            =========     ========   =========

              The accompanying notes are an integral part of these
                         combined financial statements.

                                                                       EXHIBIT 3

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

(1)  BASIS OF PRESENTATION

         These combined historical financial statements were prepared from the consolidated financial statements of Newmont Mining Corporation and its subsidiaries ("Newmont Mining Corporation") by excluding from such statements the financial results and accounts of Newmont Gold Company and its subsidiary ("NGC"). Such "entity" is referred to hereinafter as "Newmont Mining." These statements were prepared to reflect the assets, liabilities and related operations of Newmont Mining Corporation that were transferred to NGC, its approximately 90% owned subsidiary. Adjustments have also been made to recognize certain transactions between Newmont Mining Corporation and NGC that previously were eliminated in Newmont Mining Corporation's historical consolidated financial statements.

         The combined deficit represents the difference between the combined assets and liabilities of Newmont Mining. Included in Newmont Mining's combined deficit are the impacts of preferred stock and the exercise of employee stock options. As NGC will issue preferred stock and stock options with identical terms to those outstanding on Newmont Mining as a part of the transaction described elsewhere in this document, a discussion of such equity instruments is included within these footnotes.

         As the combined deficit reflected in the accompanying financial statements does not represent shareholder equity of any particular corporate enterprise, no earnings or dividends per share information has been presented.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

         These combined financial statements include the accounts of Newmont Mining and its more than 50% owned subsidiaries but exclude NGC. All significant intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Excess cash balances are primarily concentrated in U.S.

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Treasury bills with lesser amounts invested in high quality commercial paper and time deposits with high credit-worthy financial institutions.

INVESTMENTS

         Short-term investments are carried at cost, which approximates market, and include Eurodollar government and corporate obligations rated AA or higher. At December 31, 1993 and 1992, approximately $10 million of such investments secured letters-of-credit.

         Investments in companies in which ownership is between 20% and 50% are accounted for by the equity method of accounting.

         Investments in companies owned less than 20% are recorded at the lower of cost or net realizable value.

INVENTORIES

         Non-current inventories are stated at the lower of average cost or net realizable value and represent ore in stockpiles from which no material is expected to be processed for more than one year after the balance sheet date.

PROPERTY, PLANT AND MINE DEVELOPMENT

         Expenditures for property and equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated lives of such facilities, which range from two to fifteen years.

         Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property has proven or probable ore reserves, the costs of subsequent reserve definition and the costs incurred to develop such property, including costs to remove overburden to initially expose the ore body, are capitalized. Such costs, and estimated future development costs are amortized using a units-of-production method over the estimated life of the ore body. On-going development expenditures to maintain production are generally charged to operations as incurred.

         Significant payments related to the acquisition of exploration interests are capitalized. If a mineable ore body is discovered, such costs are amortized using a units-of-production method. If no mineable ore body is discovered, such costs are expensed in the

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

period in which it is determined the property has no future economic value.

         Interest expense allocable to the cost of developing mining properties and to constructing new facilities is capitalized until operations commence and depreciated on the same basis as the property or facility.

         Gains or losses from normal sales or retirements of assets are included in income or expense.

DEFERRED INCOME TAXES

         Prior to 1993, deferred income taxes were recorded under Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes" ("APB 11"). Under the deferred method of APB 11, certain revenues and expenses were recognized for financial reporting purposes at different times than such amounts were recognized for income tax purposes, generating a deferred income tax charge or benefit for the year.

         Effective January 1, 1993, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") was adopted. Under the liability method of SFAS 109, certain temporary differences between the financial reporting basis of liabilities and assets and the related income tax basis for such liabilities and assets are recognized.

         This generates a net deferred income tax liability or net deferred income tax asset as measured by the statutory tax rates in effect as enacted. The deferred income tax charge or benefit is then derived by recording the change in the net deferred income tax liability or net deferred income tax asset balance for the year.

HEDGING ACTIVITIES

         Newmont Mining entered into gold loans, options contracts and forward sales contracts to hedge the effect of price changes on the gold NGC produced. Gains and losses realized on such instruments, as well as any cost or revenue associated therewith, has been recognized in sales when the related production was delivered.

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(3)  PROPERTY, PLANT AND MINE DEVELOPMENT

                                                                                           AT DECEMBER 31,
                                                                                           ---------------
                                                                                          1993        1992
                                                                                          ----        ----
                                                                                          (IN THOUSANDS)
Land and mining claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $37,504     $36,341
Buildings and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20,029      19,389
Mine development  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         46,199      33,327
Construction in progress  . . . . . . . . . . . . . . . . . . . . . . . . . . .         19,120          --
                                                                                       -------     -------
                                                                                       122,852      89,057
Less accumulated depreciation, depletion and amortization . . . . . . . . . . .        (23,782)    (22,129)
                                                                                       -------     -------
                                                                                       $99,070     $66,928
                                                                                       =======     =======

(4)  INCOME TAXES

         Newmont Mining Corporation files a consolidated tax return which includes the operations of NGC. Subject to a tax sharing arrangement between Newmont Mining Corporation and NGC, the tax provision for NGC is calculated as if NGC was a separate taxpayer. Due to this, certain tax attributes related to NGC may not be able to be utilized by NGC on a separate taxpayer basis, but can be utilized on Newmont Mining Corporation's consolidated tax return.

         The tax provisions (benefits) and related disclosures for these statements were calculated by subtracting NGC's separate taxpayer amounts in its historical financial statements from the consolidated amounts in Newmont Mining Corporation's historical financial statements. Although the resulting amounts are not necessarily indicative of what would result if the combined assets and liabilities were considered as a separate taxpayer, management does believe they are representative of what the impact of the combined assets and liabilities would be in a consolidated tax return with NGC.

         SFAS 109 requires that, effective January 1, 1993, income taxes be accounted for under the liability method, rather than the deferred method required previously under APB 11. The cumulative effect of this change in accounting for income taxes, attributable to fiscal years prior to 1993, is an increase to earnings of $35.8 million.

         Under SFAS 109, deferred income tax liabilities and deferred income tax assets are established when temporary differences arise between the financial reporting basis and the income tax basis of such liabilities and assets. The actual measurement of the deferred income tax liabilities and assets is based upon the tax rates and tax law provisions as enacted.

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


         Deferred income tax assets include future tax benefits such as net operating losses or tax credit carryforwards. A valuation allowance must be recorded against any portion of a deferred income tax asset which will more likely than not fail to be realized.

         Components of the deferred income tax (liabilities) and assets at December 31, 1993 are as follows (in thousands):

Deferred Tax Liabilities:
  Accelerated tax depreciation deducted in excess of book depreciation                       $   (746)
  Alternative minimum tax credits attributable to NGC, utilized by
    Newmont Mining                                                                            (46,103)
  Depletion of the cost of land and mining claims for tax in excess of book amortization       (1,012)
  Other                                                                                        (5,546)
                                                                                             --------
       Gross deferred tax liabilities                                                         (53,407)
                                                                                             --------

Deferred Tax Assets:
  Investments in subsidiaries not consolidated for tax purposes                                18,415
  Reclamation costs not deducted in tax return                                                    982
  Exploration costs not deducted in tax return                                                 33,720
  Retiree benefit costs not deducted in tax return                                              4,974
  Other                                                                                         5,517
                                                                                             --------
       Gross deferred tax assets                                                               63,608
                                                                                             --------
  Valuation allowance for deferred tax assets                                                  (4,974)
                                                                                             --------

  Net deferred tax assets                                                                    $  5,227
                                                                                             ========

Based upon estimates of future operations and tax planning strategies (which included NGC's operations on a consolidated basis), Newmont Mining believes that it more likely than not will utilize $58.6 million of the $63.6 million of gross deferred income tax assets at December 31, 1993, reflecting a valuation allowance of $5.0 million.

         Newmont Mining gives no outright assurance that it will generate sufficient taxable income to fully realize the remaining $58.6 of gross deferred income tax assets. Future levels of taxable income are dependent, in part, upon gold prices, general economic conditions and other factors beyond Newmont Mining's control.

         Pre-tax financial statement income before the cumulative effect of changes in accounting principles consists of (in thousands):

                               Years Ended December 31,
                           -------------------------------
                             1993       1992        1991
                           --------   --------    --------
     Domestic              $(30,514)  $  7,167    $  3,250
     Foreign                 12,691    (16,575)    (15,485)
                           --------   --------    --------
                           $(17,823)  $ (9,408)   $(12,235)
                           ========   ========    ========

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

         On August 10, 1993, President Clinton signed into law the Revenue Reconciliation Act of 1993, raising the federal corporate income tax rate from 34% to 35% (retroactive to January 1, 1993).

         The provisions (benefits) for income taxes before the cumulative effect of changes in accounting principles consist of (in thousands):

                                          Years Ended December 31,
                                     ---------------------------------
                                        1993         1992       1991
                                     ----------   ---------   --------
                                     (SFAS 109)         (APB 11)
                                     ----------   --------------------
     Current:
       Domestic                      $  1,589     $ (1,418)   $  1,129
       Foreign                          1,369          462         464
                                     --------     --------    --------
                                        2,958         (956)      1,593
                                     --------     --------    --------
     Deferred:
       Domestic                       (12,718)     (19,678)      5,341
       Foreign                           -            -           -
       Adjustment in net deferred
        tax liabilities for change
        in tax rates                   (1,067)        -           -
                                     --------     --------    --------
                                      (13,785)     (19,678)      5,341
                                     --------     --------    --------
                                     $(10,827)    $(20,634)   $  6,934
                                     ========     ========    ========

     In accordance with APB 11, Newmont Mining's deferred income tax provisions (benefits) for 1992 and 1991, before the cumulative effect of a change in accounting principle, consists of (in thousands):

                                          Years Ended December 31,
                                          ------------------------
                                             1992           1991
                                          ---------       --------
   Excess depreciation
     deducted (not deducted)
     on tax returns                       $(13,569)       $ 15,086
   Net gains recognized in
     tax return, recognized
     previously for financial
     statement purposes                       -            (10,035)
   Relocation costs not deducted
     in tax returns                            863             922
   Excess mine development and
     exploration costs not
     deducted in tax returns               (11,418)           (403)
   Costs capitalized to inventory            2,736             464
   Other                                     1,710            (693)
                                          --------        --------
                                          $(19,678)       $  5,341
                                          ========        ========

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     The provisions for income taxes before the cumulative effect of changes in accounting principles differ from the amounts computed by applying the U.S. corporate income tax statutory rate for the following reasons (in thousands):

                                           Years Ended December 31,
                                     ---------------------------------
                                        1993         1992        1991
                                     ----------    --------    --------
                                     (SFAS 109)           (APB 11)
                                     ----------    -------------------
   U.S. corporate income
     tax at statutory rate           $ (6,238)    $ (3,199)  $ (4,160)
   Percentage depletion                (4,073)      (8,214)       (26)
   Non-taxable portion of
     dividends received
     from domestic corporations          (474)        (384)    (3,031)
   Undistributed income of,
     losses of and dividends
     received from subsidiaries
     and affiliates                      (693)      (6,400)    16,485
   Other                                  651       (2,437)    (2,334)
                                     --------     --------    -------
                                     $(10,827)    $(20,634)   $ 6,934
                                     ========     ========    =======

         Included in other long-term liabilities at December 31, 1993 and 1992 is $29.6 million and $23.1 million, respectively, of income taxes payable.

         In 1991, Newmont Mining credited retained earnings approximately $35 million for previously provided deferred income taxes. These deferred income taxes related to a former subsidiary whose stock was distributed to Newmont Mining's shareholders in a prior year. At that time, the distribution reduced retained earnings.

(5)  DEBT

LONG-TERM DEBT

         Long-term debt consists of (in thousands):

                                                                                         AT DECEMBER 31,
                                                                                         ---------------
                                                                                       1993           1992
                                                                                       ----           ----
8 5/8% notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $150,000      $150,000
Medium-term notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        42,000        27,000
Gold loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --        88,689
                                                                                     --------      --------
                                                                                      192,000       265,689
Less current maturities . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --       (88,689)
                                                                                     --------      --------
                                                                                     $192,000      $177,000
                                                                                     ========      ========

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

         8 5/8% NOTES

         In April 1992, Newmont Mining issued unsecured notes with a principal amount of $150 million due April 1, 2002 bearing an annual interest rate of 85/8%. Interest is payable semi-annually in April and October and the notes are not redeemable prior to maturity. Using interest rates prevailing on similar instruments at December 31, 1993 and 1992, this debt is estimated to have a fair value of $170.7 million and $157.7 million, respectively.

         MEDIUM-TERM NOTES

         Beginning in May 1992, Newmont Mining began issuing notes under its medium-term note program. Notes totalling $42 million and $27 million with a weighted average interest rate of 7.7% and 7.9% maturing on various dates ranging from mid-1999 to late 2004 were outstanding as of December 31, 1993 and 1992, respectively. Using the interest rates prevailing on similar instruments at December 31, 1993 and 1992, this debt was estimated to have a fair value of $45.6 million and $27.2 million at those respective dates.

         GOLD LOAN

         In 1988, Newmont Mining entered into a loan agreement with a group of lenders under which one million ounces of gold were borrowed and the obligation was monetized for $448.8 million. The borrowings were repaid in 16 equal quarterly installments of gold ounces with the final quarterly installment paid in December 1993.

         In April 1992, Newmont Mining entered into forward contracts to acquire the gold necessary to satisfy the final six quarterly installments due on the loan at an average price of $355 per ounce. The difference between the forward contract values and the monetized amount of the gold loan was reflected as deferred revenue on the combined balance sheet at December 31, 1992.

         Sales revenues of $23.5 million, $26.0 million and $20.9 million were recognized in 1993, 1992 and 1991, respectively, as the monetized amount of the repaid ounces was less than that at which the ounces were originally recorded.

         Newmont Mining paid interest in gold ounces at the lenders' gold base rate plus 0.5%. Interest was calculated on current market prices for gold. The gold interest rate averaged 1.9%, 1.4%

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

and 2.0% in 1993, 1992 and 1991, respectively. The effective interest rate based upon the monetized value of the gold loan averaged 1.8%, 1.3% and 1.6% in 1993, 1992 and 1991, respectively. Newmont Mining paid a $1.8 million fee to the lenders upon origination of the loan which was amortized over the life of the agreement.

         PROJECT FINANCING FACILITY

         Newmont Mining, through a wholly-owned subsidiary, is a 50% participant in a joint venture in the Republic of Uzbekistan. The other 50% participants are two entities of the Uzbekistan government. The joint venture was established to construct and operate a leaching facility to produce gold from low-grade ore. The project is expected to cost approximately $150 million.

         The joint venture has secured $105 million of project financing for the project from a consortium of banks. The loan is payable out of the proceeds of the project, beginning the earlier of six months after completion or July 20, 1996 in semi-annual installments over three years. The average interest rate on the loan is 2.25 percentage points over the London Interbank Borrowing Rate prior to completion of the project and 3.75 percentage points over the London Interbank Borrowing Rate after completion of the project. No amounts had been drawn under the loan at December 31, 1993.

         Newmont Mining has guaranteed one-half of the payment of any amounts due under the loan until the requirements of a specified completion test have been satisfied, at which time the loan will become non-recourse debt. Such completion test must be satisfied no later than October 1996. Newmont Mining has obtained political risk insurance coverage for its investment and loan guarantee in Uzbekistan.

     REVOLVING CREDIT FACILITY

         Newmont Mining has a revolving credit facility under which it may borrow up to $280 million. The revolving credit facility expires in April 1997. No amounts were drawn down under the facility in 1993 or 1992. Interest rates are variable at the lenders' base rate plus 0.3% until May 1995 and 0.425% thereafter. Newmont Mining has the option to fix the rate for up to six months. There is an annual facility fee of 0.2% on the lenders' total commitment.

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

         Newmont Mining's revolving credit facility contains covenants limiting consolidated indebtedness, as defined, to $750 million and requiring a minimum net worth. The minimum net worth requirement was $225 million in 1993 and increases $25 million annually. Also, as of December 31, 1993, the payment of future dividends to common and preferred stockholders was limited to $173.6 million.

     DOLLAR/GOLD DEBT SWAPS

         During 1989 and 1990, Newmont Mining entered into dollar/gold debt swaps for a total notional principal amount of $150 million and 383,400 ounces of gold. Upon termination of a swap, Newmont Mining was required to deliver the number of gold ounces involved in return for payment by the counterparty of the notional principal amount involved. The effect of a swap was to convert dollar denominated debt into gold denominated debt which, on average, had a significantly lower interest rate than dollar denominated debt. In early 1991, Newmont Mining terminated a $50 million swap covering 127,700 ounces of gold and recognized $5.2 million of revenue. In 1992, Newmont Mining terminated its remaining $100 million of swaps covering 255,800 ounces of gold and recognized $19.7 million of revenue.

SHORT-TERM DEBT

         All short-term debt at December 31, 1993 and 1992 consisted of bank debt.

         Newmont Mining currently has unsecured demand bank lines of credit aggregating $16 million, of which $15.7 million and $10.9 million were outstanding at December 31, 1993 and 1992, respectively. These facilities bear interest at customary short-term rates for borrowers with similar credit ratings. The interest rates on this short-term bank debt averaged 6.0%, 6.1% and 8.5% in 1993, 1992 and 1991, respectively, and were 6.0% at December 31, 1993 and 1992.

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(6)  COMBINED DEFICIT

         As discussed in Note 1, the combined deficit represents the difference between the assets and liabilities of Newmont Mining and includes transactions related to Newmont Mining's preferred and common stocks. The following is a reconciliation of the deficit balance between periods (in thousands):

                                                                                          YEARS ENDED
                                                                                   -------------------------
                                                                                      1993             1992
                                                                                   ---------       ---------
Balance, beginning of year  . . . . . . . . . . . . . . . . . . .                  $(201,700)       $(460,503)
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . .                     28,809            6,010
Preferred stock issued  . . . . . . . . . . . . . . . . . . . . .                         --          279,811
Stock options exercised . . . . . . . . . . . . . . . . . . . . .                     26,104           13,478
Dividends on common equity  . . . . . . . . . . . . . . . . . . .                    (41,019)         (40,816)
Dividends on preferred stock  . . . . . . . . . . . . . . . . . .                    (15,910)          (1,747)
Minimum pension liability adjustment  . . . . . . . . . . . . . .                     (1,047)          (2,668)
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                      1,988            4,735
                                                                                   ---------        ---------
Balance, end of year  . . . . . . . . . . . . . . . . . . . . . .                  $(202,775)       $(201,700)
                                                                                   =========        =========

(7)  STOCKHOLDERS' EQUITY

PREFERRED STOCK

        In the fourth quarter of 1992, Newmont Mining issued 2.875 million shares of $5.00 par value Convertible Preferred Stock at a price of $100 per share, which netted approximately $280 million after offering expenses. The $5.50 annual dividend per share is cumulative from the original issue date and is payable quarterly commencing March 15, 1993. The shares are convertible at any time at the option of the holder into shares of common stock of Newmont Mining at a conversion price of $36.395 (as adjusted for a 1.2481 shares to 1 share stock split declared March 21, 1994) for each share of common stock, subject to certain adjustments. The Convertible Preferred Stock is not redeemable prior to November 15, 1995. On and after such date it is redeemable, in whole or in part, at the option of Newmont Mining, at a beginning redemption price of $103.85 per share. Such redemption price then declines $0.55 per share annually until it reaches $100 per share on November 15, 2002, which is also the liquidation preference per share. The Convertible Preferred Stock ranks senior to the participating preferred stock and, in general, does not have voting rights.

        The Convertible Preferred Stock was offered under Rule 144A and Regulation S under the U.S. Securities Act of 1933 and is therefore not registered under such act. The Convertible Preferred Stock is held by shareholders through depositary shares, each of

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

which represents one-half of a share of the Convertible Preferred Stock and entitles the holder to all proportional rights and preferences of the Convertible Preferred Stock.

STOCK OPTION PLANS

        Under Newmont Mining's stock option plans, options to purchase shares of Newmont Mining are granted to key employees at the fair market value of such shares on the date of grant. The options under these plans are subject to certain restrictions, vest over a two year period and are exercisable over a period not exceeding ten years. At December 31, 1993, 1,398,890 shares were available for future grants under Newmont Mining's stock option plans.

        In 1993 and 1992 certain key executives were granted options that, although the exercise price is generally equal to the fair market value on the date of grant, cannot be exercised when vested until the market price of Newmont Mining's common stock is a defined amount above the option exercise price. In addition, the same executives have been granted options whose exercise prices are in excess of the fair market value on the date of grant. Generally, these key executive options vest over a five year period and are exercisable over a ten year period. At December 31, 1993, 956,444 shares of these options were outstanding.

        The following table summarizes annual stock option activity for the three years ended December 31, 1993:

                                          1993                     1992                     1991
                                  -----------------------  -----------------------  -----------------------
                                   Number    Option price   Number    Option price   Number    Option price
                                  of shares   per share    of shares   per share    of shares   per share
                                  ---------  ------------  ---------  ------------  ---------  ------------
Outstanding at beginning of year  2,418,991  $27.19-56.09  1,711,900  $27.19-38.66  1,506,615  $27.19-38.66
Granted                             634,192  $37.56-56.09  1,256,524  $29.55-56.09    425,134  $31.40-31.65
Exercised                          (758,533) $27.19-40.06   (444,588) $27.19-38.66   (122,749) $27.19-29.80
Canceled                           (239,563) $27.19-56.09   (104,845) $28.24-38.66    (97,100) $27.19-38.66
                                  ---------  ------------  ---------  ------------  ---------  ------------
Outstanding at end of year        2,055,087  $27.19-56.09  2,418,991  $27.19-56.09  1,711,900  $27.19-38.66
                                  =========                =========                =========


         At December 31, 1993, 738,777 options were exercisable.

         All share and per share amounts herein have been restated for the
1.2481 shares to 1 share stock split declared March 21, 1994.

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(8)  EMPLOYEE BENEFIT PLANS

PENSION BENEFITS

         Newmont Mining has a qualified non-contributory defined benefit pension plan which covers salaried employees. Employees vest in the plan after five years of service. In addition, Newmont Mining has a non-qualified supplemental pension plan for salaried employees whose benefits under the qualified plan are limited by federal legislation. Pension costs are determined annually by independent actuaries and pension contributions to the qualified plan are made based on funding standards established by ERISA. Newmont Mining maintains a trust for the purpose of funding the supplemental pension plan as well as death benefits for officers of Newmont Mining. This trust is funded at the discretion of Newmont Mining and had a balance of $5.0 million and $4.8 million (which approximated market) at December 31, 1993 and 1992, respectively. Although the trust's assets can be used to pay benefits for the supplemental pension plan, they cannot be used in determining the net pension liability for the supplemental pension plan. The plans' benefit formulas are based on an employee's years of credited service and such employee's last five years average pay. The qualifying plan's assets consist of stocks, bonds and cash.

         The components of pension expense for these two plans, in the aggregate, consist of (in thousands):

                                                                                            YEARS ENDED
                                                                                            -----------
                                                                                            DECEMBER 31,
                                                                                           -------------
                                                                                         1993         1992
                                                                                        -------      ------
Service cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $2,265      $2,280
Interest cost on projected benefit obligation . . . . . . . . . . . . . . . . .          4,753       4,481
Return on assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (4,653)     (4,726)
Amortization of unrecognized prior service cost and
  net accumulated losses less amortization of net
  transition asset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            248         161
                                                                                        ------      ------
      Pension expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $2,613      $2,196
                                                                                        ======      ======

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

         The following tables set forth the funded status of the plans and the amounts recognized in the combined balance sheets at December 31, 1993 and 1992, respectively (in thousands):

                                                                                      AT DECEMBER 31, 1993
                                                                                      --------------------
                                                                                     QUALIFIED    SUPPLEMENTAL
                                                                                    PENSION PLAN  PENSION PLAN
                                                                                    ------------  ------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation --
    Vested benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $(50,329)      $(4,263)
    Non-vested benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (1,644)          (42)
                                                                                    --------       -------
                                                                                     (51,973)       (4,305)
  Effect of future salary increases . . . . . . . . . . . . . . . . . . . . . . .     (5,411)         (146)
                                                                                    --------       -------
Projected benefit obligation  . . . . . . . . . . . . . . . . . . . . . . . . . .    (57,384)       (4,451)
Plan assets at fair value . . . . . . . . . . . . . . . . . . . . . . . . . . . .     60,299            --
                                                                                    --------       -------
Plan assets greater (less) than projected
  benefit obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,915        (4,451)
Unrecognized prior service cost . . . . . . . . . . . . . . . . . . . . . . . . .         22            --
Unrecognized net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,256         5,861
Unrecognized net transition (asset) liability . . . . . . . . . . . . . . . . . .     (3,146)        3,103
Adjustment required to recognize minimum liability  . . . . . . . . . . . . . . .         --        (8,818)
                                                                                    --------       -------
      Net pension asset (liability) . . . . . . . . . . . . . . . . . . . . . . .     $1,047       $(4,305)
                                                                                    ========       =======



                                                                                      AT DECEMBER 31, 1992
                                                                                      --------------------
                                                                                     QUALIFIED    SUPPLEMENTAL
                                                                                    PENSION PLAN  PENSION PLAN
                                                                                    ------------  ------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation --
    Vested benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $(43,500)      $(8,895)
    Non-vested benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (2,500)         (100)
                                                                                    --------       -------
                                                                                     (46,000)       (8,995)
  Effect of future salary increases . . . . . . . . . . . . . . . . . . . . . . .     (6,215)         (500)
                                                                                    --------       -------
Projected benefit obligation  . . . . . . . . . . . . . . . . . . . . . . . . . .    (52,215)       (9,495)
Plan assets at fair value . . . . . . . . . . . . . . . . . . . . . . . . . . . .     59,342            --
                                                                                    --------       -------
Plan assets greater (less) than projected
  benefit obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7,127        (9,495)
Unrecognized prior service cost . . . . . . . . . . . . . . . . . . . . . . . . .         23            --
Unrecognized net (gain) loss  . . . . . . . . . . . . . . . . . . . . . . . . . .     (2,027)        4,542
Unrecognized net transition (asset) liability . . . . . . . . . . . . . . . . . .     (3,611)        3,491
Adjustment required to recognize minimum liability  . . . . . . . . . . . . . . .         --        (7,533)
                                                                                    --------       -------
      Net pension asset (liability) . . . . . . . . . . . . . . . . . . . . . . .   $  1,512       $(8,995)
                                                                                    ========       =======


         In accordance with the provisions of Statement of Financial Accounting Standards No. 87, an adjustment was required to reflect a minimum liability for the supplemental pension plan in 1993 and 1992. Such adjustment resulted in recording an intangible asset and, to the extent the minimum liability adjustment exceeded the unrecognized net transition liability, an increase in the combined deficit net of related deferred income tax benefits.

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

         In measuring the projected benefit obligation for the plans, the following assumptions were used:

                                                                                          AT DECEMBER 31,
                                                                                          ---------------
                                                                                          1993        1992
                                                                                          ----        ----
Weighted-average discount rate  . . . . . . . . . . . . . . . . . . . . . . . .           7.50%       7.75%
Rate of increase in future compensation . . . . . . . . . . . . . . . . . . . .            4.0%        4.0%
Weighted-average expected long-term rate of
  return on plan assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8.25%       9.25%


RETIREE BENEFITS OTHER THAN PENSIONS

         Newmont Mining provides defined medical benefits to qualifying retirees who were salaried employees and their eligible dependents and it provides defined life insurance benefits to qualifying retirees who were salaried employees. In general, participants become eligible for these benefits upon retirement directly from Newmont Mining if they are at least 55 years old and the combination of their age and years of service with Newmont Mining equals 75 or more.

         The defined medical benefits cover most of the reasonable and customary charges for hospital, surgical, diagnostic, physician services and prescription drugs. Life insurance benefits are based on a percentage of final base annual salary and decline over time after coverage begins.

         Newmont Mining adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"), effective January 1, 1992. The statement requires that postretirement benefits be accrued during an employee's service to Newmont Mining. Previously, Newmont Mining recorded the expense when benefit payments were made for retirees.

         The actuarially determined accumulated postretirement benefit obligation ("APBO") calculated in accordance with SFAS 106 at January 1, 1992 was $11.2 million. This amount was expensed, net of related income tax benefits of $6.0 million, as a cumulative effect of a change in accounting principle.

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

         The components of expense for postretirement benefits other than pensions for 1993 and 1992, exclusive of the cumulative effect of adopting SFAS 106 as of January 1, 1992, are shown in the table below:

                                                                                          1993             1992
                                                                                          ----             ----
Service cost  . . . . . . . . . . . . . . . . . . . . . . . . . .                      $  296           $  264
Interest cost . . . . . . . . . . . . . . . . . . . . . . . . . .                         897              799
                                                                                       ------           ------
Expense for postretirement benefits
  other than pensions . . . . . . . . . . . . . . . . . . . . . .                      $1,193           $1,063
                                                                                       ======           ======

         In 1991, the annual amount expensed for these benefits under Newmont Mining's prior accounting policy was insignificant.

         The following table sets forth the components of the liability for Newmont Mining's plans and the amounts carried on the combined balance sheets as of December 31, 1993 and 1992:

Actuarial present value of accumulated benefit obligation:

                                                                                         1993             1992
                                                                                         ----             ----
  Retirees  . . . . . . . . . . . . . . . . . . . . . . . . . . .                    $10,651            $ 9,481
  Other fully eligible plan
    participants  . . . . . . . . . . . . . . . . . . . . . . . .                        558                433
  Other active plan participants  . . . . . . . . . . . . . . . .                      1,523              1,150
                                                                                     -------            -------

                                                                                      12,732             11,064
  Unrecognized net loss . . . . . . . . . . . . . . . . . . . . .                       (997)                --
                                                                                     -------            -------
  Accrued liability for postretirement
    benefits other than pensions                                                     $11,735            $11,064
                                                                                     =======            =======


        At December 31, 1993 and 1992, $3.4 million and $3.6 million of assets, with a market value of approximately the same amount, were designated in a trust to pay postretirement benefits other than pensions. Since these assets could be used to pay other employee benefits, they cannot be used for the postretirement benefit calculations. There is no formal funding policy for these postretirement benefits.

        Weighted-average discount rates of 7.50% and 7.75% were used in calculating the APBO at December 31, 1993 and 1992, respectively. The assumed health care cost trend rates to measure the expected cost of benefits at December 31, 1993 start at a 11% annual increase for coverage before the age of 65 and a 10% annual increase for coverage after the age of 64. These rates were

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

assumed to decrease one percentage point each year until a 6% annual rate of increase was reached, at which point a 6% annual rate of increase was assumed thereafter. The effect of a one percentage point annual increase in the assumed cost trend rates would increase the aggregate of service and interest costs for 1993 by approximately 24% and the APBO by approximately 20%.

SAVINGS PLAN

        Newmont Mining has a qualified defined contribution savings plan which covers salaried employees. In addition, Newmont Mining has a non-qualified supplemental savings plan for salaried employees whose benefits under the qualified plan are limited by federal regulations.

        After six months of service, Newmont Mining generally matches 100% of employee contributions up to 6% of base salary.

        Newmont Mining's matching contributions to the savings plans were $.4 million in 1993, 1992 and 1991, respectively.

SEVERANCE BENEFITS

        Newmont Mining has a Severance Pay Plan for salaried employees who are involuntarily terminated. In addition, Newmont Mining has employment agreements with certain key executives pursuant to which Newmont Mining would be liable for certain supplemental severance payments in the event of a diminution in the executive's duties or termination of employment, as defined. The potential obligations arising from the employment agreements have been pre-funded through a trust. The trust balances of approximately $12.8 million, (with a similar market value), and $12.4 million at December 31, 1993 and 1992, respectively, is included in other assets.

(9)  OTHER EXPENSE

        Newmont Mining is involved in several matters concerning environmental obligations primarily associated with former mining activities, as discussed in
Note 13. Included in other expense for the years ended December 31, 1993 and December 31, 1991, are provisions of $6 million and $36 million, respectively, related to these matters.

        Newmont Mining expensed $2.3 million in 1993 when it wrote-down the carrying value of certain assets.

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


        In 1991, there was a charge of $6 million primarily associated with delays in subleasing Newmont Mining's former office space in New York City. In addition, there was a charge of $1.5 million due to corporate-wide layoffs and certain organizational changes.

(10)  GAIN ON SALE OF SECURITIES

        In May 1993, Newmont Mining sold its remaining 14% interest in Newcrest Mining Limmited for $67 million and recognized a gain of $29.6 million. This interest was reflected as an asset held for sale at December 31, 1992.

        In 1991, Newmont Mining retired all of its 7% exchangeable debentures, due 2001, pursuant to the terms thereof by exchanging its entire investment in E.I. duPont de Nemours and Company ("duPont") common stock. A gain of $36.1 million was recognized on the disposal of the duPont stock.

(11)  TRANSACTIONS WITH NEWMONT GOLD COMPANY

        NGC's treasury and cash management functions were centralized at Newmont Mining. Newmont Mining invested cash balances in less than 90 day money market instruments. NGC was credited with the average rate of earnings received by Newmont Mining on invested funds. During 1993, 1992 and 1991, such rates were 2.9%, 3.3% and 5.8%, respectively.

        Newmont Mining and NGC were also parties to a management services agreement whereby NGC agreed to provide Newmont Mining general executive, administrative and other services. Pursuant to this agreement, Newmont Mining was charged $21.8 million, $19.6 million and $15.3 million in 1993, 1992 and 1991, respectively.

(12)  SUPPLEMENTAL CASH FLOW INFORMATION

        Net cash provided by operating activities includes the following cash payments:

                                        Years Ended December 31,
                                   --------------------------------
                                      1993        1992       1991
                                   ---------   ---------  ---------
Income taxes                       $20,373     $    --    $ 30,783
Interest, net of amounts
  capitalized                      $ 9,731     $ 9,636    $ 14,344

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

        Excluded from the statements of combined cash flows are the effects of certain non-cash transactions. As discussed in Note 10, during 1991 holders of Newmont Mining's $77.6 million 7% exchangeable debentures exchanged such debentures for duPont shares, held by Newmont Mining as an investment, that had a book value of $40 million.

(13)  COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL OBLIGATIONS

        Newmont Mining's mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. Newmont Mining conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all applicable laws and regulations. Newmont Mining has made, and expects to make in the future, expenditures to comply with such laws and regulations. Newmont Mining cannot predict such future expenditures.

        Newmont Mining is involved in several matters concerning environmental obligations primarily associated with former mining activities.

        Based upon Newmont Mining's best estimate of its liability for these matters, $62.7 million and $68.5 million were accrued at December 31, 1993 and 1992, respectively, excluding $1.7 million and $.5 million at December 31, 1993 and 1992 respectively, of reclamation costs relating to currently producing mineral properties. The amounts are included in reclamation liabilities and other current liabilities on the combined balance sheets for the respective periods. Depending upon the ultimate resolution of these matters, Newmont Mining believes that it is reasonably possible that the liability for these matters could be as much as 60% greater or 20% lower than the amount accrued at December 31, 1993.

        Newmont Mining has recorded long-term receivables from third parties, primarily insurance companies, of $42.2 million and $41.2 million at December 31, 1993 and 1992, respectively, for both a portion of the costs previously expended and for the future liabilities estimated in connection with these matters. These amounts are considerably less than what Newmont Mining has or will claim from the insurance carriers. Substantially all of this

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

amount is contested by the insurance companies involved. Newmont Mining is negotiating with some of its insurance carriers for past and future costs relating to certain of these matters. The insurance carriers have reserved their rights or disclaimed liability under their respective policies, and certain carriers have commenced declaratory judgement actions seeking to avoid coverage. Newmont Mining has commenced litigation seeking coverage from certain carriers. Although Newmont Mining cannot reasonably predict the outcome of these actions, it is nevertheless management's opinion that a substantial recovery of claimed costs will be made from the insurance carriers. The total receivables recognized represent the reasonably probable amount Newmont Mining expects to receive based upon its discussions with counsel. See
Note 9 for certain charges taken related to these matters.

        The following is a discussion of the environmental obligations as of December 31, 1993.

Idarado Mining Company ("Idarado") - 80.1% owned

        In July 1992, Newmont Mining and Idarado signed a consent decree with the State of Colorado ("State") which was agreed to by the U.S. District Court of Colorado to settle a lawsuit brought by the State under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), generally referred to as the "Superfund Act." Idarado paid $5.35 million pursuant to this consent decree in August 1992 to settle natural resources damages, past and future response costs and to provide habitat enhancement work. In addition, Idarado agreed in the consent decree to undertake specified reclamation and remediation work related to its former mining activities in the Telluride/Ouray area of Colorado. Newmont Mining's best estimate of the cost of this work is included in the gross liability, as previously discussed. If the reclamation and remediation work does not meet certain measurement criteria specified in the consent decree, the State and court reserve the right to require Idarado to perform other reclamation and remediation work. Idarado and Newmont Mining have obtained a $16.3 million letter of credit to secure their obligations under the consent decree.

Resurrection Mining Company ("Resurrection") - 100% owned

        In 1983, the State of Colorado ("State") filed a lawsuit under the Superfund Act which involves a joint venture mining operation near Leadville, Colorado in which Resurrection is a joint venturer. This action was subsequently consolidated with a lawsuit filed by

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the United States Environmental Protection Agency ("EPA") in 1986. The EPA is taking the lead role on cleanup issues and the matters are now proceeding principally through the administrative processes of CERCLA, rather than through the court action. The proceedings seek to compel the defendants to remediate the impacts of pre-existing mining activities which the governments claim are causing substantial environmental problems in the area. The mining operations of the joint venture are operated by ASARCO, the other joint venturer. The governments have made Newmont Mining, Resurrection, the joint venture and ASARCO defendants in the proceedings. They are also proceeding against other companies with interests in the area.

        The EPA divided the remedial work into two phases. Phase I addresses a drainage and access tunnel owned by the joint venture -the Yak Tunnel. Phase II addresses the remainder of the site.

        In 1988 and 1989, the EPA issued administrative orders with respect to Phase I work for the Yak Tunnel. The joint venture, ASARCO, Resurrection and Newmont Mining have collectively implemented those orders by constructing a water treatment plant which was placed in operation in early 1992. The joint venture is in negotiations regarding remaining remedial work for Phase I, which primarily consists of monitoring and environmental maintenance activities.

        In October 1993, Resurrection paid $4.4 million for its share of past response costs and interest through January 1991 for the United States and through January 1992 for the State.

        The EPA has not yet completed work to define a remedy for Phase II and thus has not published a current estimate of the costs of such remedial action. Accordingly, Newmont Mining cannot yet determine the full extent or cost of remedial action which will be required under Phase II. Moreover, in addition to costs of remedial action, the governments will seek to recover future response costs to be incurred at the site and may seek to recover for damages to natural resources. The case currently involves other solvent defendant corporations. The allocation of costs and damages incurred or to be incurred at the site among those defendants, if any such allocation is to be made, cannot be determined at this time.

        Although the ultimate amount of total costs and Resurrection's and Newmont Mining's exposure for such costs for Phase I and Phase II cannot be presently determined, Newmont Mining's best estimate

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

of its potential exposure for these costs is included in the gross liability for these matters, previously discussed.

Dawn Mining Company ("Dawn") - 51% owned

        Dawn leased a currently inactive open-pit uranium mine on the Spokane Indian Reservation in the State of Washington ("State"). The mine is subject to regulation by agencies of the United States Department of Interior, the Bureau of Indian Affairs ("BIA") and the Bureau of Land Management, as well as the EPA. Dawn also owns a nearby uranium millsite facility.

        In 1991, Dawn's lease was formally terminated. As a result, Dawn was required to file a formal reclamation plan. Dawn does not have sufficient funds to pay for such a reclamation plan or to pay for the closure of its mill. Dawn proposed to the State a mill closure plan which could potentially generate the necessary funds to reclaim the mine and the mill. The State notified Dawn that the proposed plan was not the State's preferred alternative and was not consistent with certain policy considerations of the State. At December 31, 1993, Dawn was in the process of revising its proposed mill closure plan so as to meet these State concerns. Newmont Mining's best estimate for the future costs related to these matters is included in the gross liability for environmental matters, previously discussed.

        The Department of Interior previously notified Dawn that when the lease was terminated, it would seek to hold Dawn and Newmont Mining (as Dawn's 51% owner) liable for any costs incurred as a result of Dawn's failure to comply with the lease and applicable regulations. Newmont Mining would vigorously contest any such claims. Newmont Mining cannot reasonably predict the likelihood or outcome of any future action against Dawn or Newmont Mining arising from this matter.

OTHER COMMITMENTS AND CONTINGENCIES

        Newmont Mining guaranteed $35.7 million of Magma Copper Company's (a former subsidiary) Pollution Control Revenue Bonds due 2009. It is expected that Newmont Mining will be required to remain liable on this guarantee so long as the bonds relating thereto are outstanding.

        Newmont Mining is involved from time to time in legal proceedings of a character incident to its business. It does not believe that adverse decisions in any pending or threatened

                                                                       EXHIBIT 3
                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
                         EXCLUDING NEWMONT GOLD COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

proceedings or any amounts which it may be required to pay by reason thereof will have a material adverse effect on its financial condition or results of operations.